UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 20, 2015

CVSL INC.
(Exact name of registrant as specified in its charter)

Florida	001-36755	98-0534701
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093
(Address of principal executive offices and zip code)

(972) 398-7120
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2015, CVSL Inc., a Florida corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the Company issued to the Purchaser for an aggregate subscription amount of $4,000,000: (i) a Senior Secured Convertible Note (the “Note”); and (ii) 375,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The aggregate principal amount of the Note is $4,000,000. The Note bears interest at a rate equal to 9¾% per annum (which interest rate is increased to 18% per annum upon the occurrence of an Event of Default (as defined in the Note)), has a maturity date of May 19, 2017 and is convertible (principal, interest and any Make-Whole Amount, which is defined in the Note as of any given date on or prior to May 18, 2016, an amount equal to the amount of interest that would accrue under the Note for the period commencing on such given date through and including May 18, 2016 at the Interest rate) at any time after the issuance date of the Note into shares of the Company’s Common Stock at a conversion price equal to $3.00 per share, subject to adjustment as set forth in the Note. The Note provides for interest only payments on each of December 21, 2015, January 20, 2016 and February 19, 2016 and amortizes in 15 installments beginning March 18, 2016. The Purchaser may elect to have the Company redeem the Note upon the occurrence of certain events, including upon a certain Events of Default (as defined in the Note). The Note contains customary Events of Default. In addition, all or part of the Note can be prepaid by the Company (with a minimum prepayment amount of $500,000) at any time upon five (5) trading days’ notice to the Purchaser by paying an amount in cash equal to 105% of the outstanding principal, all accrued and unpaid interest, any accrued and any unpaid late charges (as defined in the Note) and the applicable Make-Whole Amount, if any.

The Note contains certain covenants, such as restrictions on the incurrence of indebtedness, the existence of liens, the payment of restricted payments, redemptions, the payment of cash dividends and the transfer of assets. The Note also contains certain anti-dilution provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization or similar transactions. In addition, subject to limited exceptions, the Purchaser will not have the right to convert any portion of the Note if the Purchaser, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to its conversion.  The Purchaser may not convert into or otherwise beneficially own in excess of 9.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to its conversion.

The use of proceeds from this financing are intended for potential acquisitions and general corporate purposes. Aegis Capital Corp., a registered broker-dealer, served as the placement agent in connection with this private placement and, in exchange for its services, earned a placement agent fee equal to 7% of the proceeds from the private placement, for an aggregate cash payment of $280,000.  The Company also reimbursed the Purchaser $75,000 for legal fees and expenses from the private placement.

Security and Pledge Agreement and Guaranty

In connection with the Company’s obligations under the Note, the Company and its direct and indirect domestic subsidiaries (the “US Subsidiaries”) entered into a Security and Pledge Agreement with the Purchaser, as collateral agent (the “Security Agreement”), pursuant to which the Company and the U.S. Subsidiaries granted a lien on all assets of the Company, subject to existing security interests (the “Collateral”), for the benefit of the Purchaser, to secure the Company’s obligations under the Note. Upon an Event of Default (as defined in the Note), the Purchaser may, among other things, collect or take possession of the Collateral, proceed with the foreclosure of the security interest in the Collateral or sell, lease or dispose of the Collateral. Each of the U.S. Subsidiaries has also guaranteed all of the Company’s obligations under the Note pursuant to the terms of a Guaranty.

The foregoing description of the terms of the Note, the Securities Purchase Agreement, the Security Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits 4.1, 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

  Item 3.02 Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item. The Note, the Shares, the shares of Common Stock issuable upon conversion of the Note were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), based on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

 Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 4.1	Senior Secured Convertible Note

Exhibit 10.1	Securities Purchase Agreement, dated November 20, 2015, by and between CVSL Inc. and Dominion Capital LLC

Exhibit 10.2	Security and Pledge Agreement, dated November 20, 2015, by and among CVSL Inc., each of the Company’s Domestic Subsidiaries named therein and Dominion Capital LLC (in its capacity as collateral agent)

Exhibit 10.3	Guaranty, dated November 20, 2015, by and among each of CVSL Inc.’s Domestic Subsidiaries named therein and Dominion Capital LLC (in its capacity as collateral agent)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: November 20, 2015	By:	/s/ John Rochon, Jr.
John Rochon, Jr.
Chief Financial Officer